EXHIBIT 99.2


{LOGO OMITTED}                      PRESS RELEASE


The Great Train Store Company, 14180 Dallas Parkway, Suite 618, Dallas, Texas 75240, 972-392-1599, Fax: 972-392-1698


FOR IMMEDIATE RELEASE                                CONTACT: Cheryl A. Taylor
                                                              972-392-1599

                     THE GREAT TRAIN STORE COMPANY RELEASES

                         PRELIMINARY 1998 SALES RESULTS


      (January 13, 1999 - DALLAS) The Great Train Store Company (Nasdaq: GTRN), a Dallas-based national chain of train-themed toy, hobby and gift stores, has announced preliminary 1998 sales results and issued a letter to its stockholders.

      Total sales for the fiscal year 1998 increased 20.8% to approximately $33,926,000 from approximately $28,091,000 in fiscal year 1997. Comparable store sales decreased 7.3% in 1998 as compared to 1997. Since the 1997 fiscal year contained 53 weeks, the comparable store calculation is based on the applicable 52 week period for 1997.

      Total sales for the fourth quarter of 1998 increased 14.8% to approximately $17,417,000 from approximately $15,175,000 in the fourth quarter of 1997. Comparable stores sales decreased 8.3% in the fourth quarter of 1998 as compared to the fourth quarter of 1997. Since the fourth quarter of 1997 contained 14 weeks, the comparable store calculation is based on the applicable 13 week period for 1997.

      Comparable store sales are calculated based on the stores open during both full years being compared.

      In its letter to stockholders, management noted the disappointing sales results and stated that, although not yet determined, earnings reasonably could also be expected to be disappointing. The letter outlined several effects of its operating results, including a lower stock price resulting in its noncompliance with certain listing requirements for the Nasdaq National Market and with certain financial covenants imposed by its senior lender. To address these matters, the letter also stated that the Company is implementing several


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           ADD ONE - THE GREAT TRAIN STORE CO./PRELIMINARY 1998 SALES

strategic and operational initiatives, including (a) the engagement of Financo, Inc. to assist with, among other things, negotiations regarding a possible sale or merger of the Company, (b) the probable transfer of the trading market for the Company's common stock to the Nasdaq Small-Cap Market, (c) the possible closing of certain underperforming stores, (d) a moratorium on new commitments for additional store openings, and (e) enhancing the Company's existing Internet presence by opening a cyberstore to directly merchandise the Company's products.

      The Great  Train  Store  Company  opened  14  stores  in 1998,  including:
Palisades Center in West Nyack, New York; Hamilton Place in Chattanooga, Tennessee; Woodland Hills Mall in Tulsa, Oklahoma; Lynnhaven Mall in Virginia Beach, Virginia; Smith Haven Mall in Lake Grove (Long Island), New York; Scottsdale Fashion Square in Scottsdale, Arizona; Newport Fashion Island in Newport Beach, California: The Mall at Fairfield Commons near Dayton, Ohio; Willow Grove Park near Philadelphia, Pennsylvania; The Westchester in White Plains, New York; Barton Creek Square in Austin, Texas; Glendale Galleria in Glendale, California; Haywood Mall in Greenville, South Carolina; and Walden Galleria near Buffalo, New York.

      The Great Train Stores are a national chain of unique, upscale specialty retail stores with "more trains than you ever imagined," selling a wide range of merchandise all relating to trains and railroading. There are currently 56 stores operating in 26 states and the District of Columbia, primarily located in highly trafficked regional malls and festival marketplaces.

     As previously announced, the Company plans to open a new store at Providence Place in Providence, Rhode Island, in mid-1999.

     The Great Train Stores are owned and operated by The Great Train Store Partners, L.P., a wholly-owned subsidiary of The Great Train Store Company. The Great Train Store Company is a public company with its shares traded on the Nasdaq National Market (GTRN).

      Actual results may differ materially from "forward-looking" statements due to a number of important factors. Those factors, including possible difficulties in opening new stores when expected or at all and successfully operating such stores, are more fully discussed in the Company's most recent Form 10-QSB and
Exhibit 99.1 attached to the Company's Form 10-QSB for the third quarter of 1998, a copy of which is available without charge from the Company.

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